Exhibit 99.1

Insperity Appoints New Independent Director to Board
HOUSTON - September 22, 2017 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its board of directors has appointed Ellen Masterson as a new independent director.
“Ellen brings extensive knowledge of financial reporting and accounting issues, as well as significant experience with business, strategic planning and corporate governance matters.” said Paul J. Sarvadi, chairman and chief executive officer. “We look forward to the additional expertise and insight Ellen will bring to our board.”
Since 2014, Ms. Masterson has served as an independent director of Westwood Holdings Group (NYSE: WHG), an investment management firm with over $20 billion in assets under management, and Westwood Trust, a Texas state-chartered trust company. Ms. Masterson is the Chair of the audit committee of both WHG and Westwood Trust and serves as a member of the WHG governance committee. Ms. Masterson retired as a partner with PricewaterhouseCoopers LLP ("PwC") in 2008, having served in this capacity since 1999 and from 1985 to 1997. Ms. Masterson specialized in audits of companies involved in several sectors of the financial services industry and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across the global network of PwC firms. From 1997 to 1999, Ms. Masterson served as senior vice president and chief financial officer of American General Corporation, prior to its acquisition by American International Group, Inc. Since 1982, she has served on numerous boards of non-profit and charitable organizations, and is currently a trustee of Presbyterian Communities and Services, a provider of senior care and hospice services.
Ms. Masterson has been appointed as a Class I director with a term expiring at the annual meeting of the stockholders in 2020.
About Insperity
Insperity, a trusted advisor to America’s best businesses for more than 31 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Software, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2016 revenues of $2.9 billion, Insperity operates in 61 offices throughout the United States. For more information, visit http://www.insperity.com.